Exhibit 99.1
Coleman Cable, Inc. Announces Fourth-Quarter
And Full-Year 2007 Results
WAUKEGAN, Ill., March 27, 2008 — Coleman Cable, Inc. (NASDAQ: CCIX) (Coleman), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced fourth-quarter and full-year 2007 financial results.
Fourth-Quarter Highlights
•	Record revenue of $254.3 million, up 146 percent from last year

•	EBITDA of $21.2 million, up 159 percent from last year

•	EPS of $0.24 per share — an increase of 100 percent from last year
Full-Year Highlights
•	Record revenue of $864.1 million — up 104 percent from last year

•	EBITDA of $72.3 million — up 35 percent from last year

•	Adjusted EPS of $1.40 — an increase of 14 percent from last year
Management Comments
Gary Yetman, president and CEO, said, “For the fourth quarter and full year, we produced record revenues and increased EBITDA and adjusted EPS. This strong performance was delivered despite challenging market conditions and the typical fourth-quarter softness we often experience as many end-markets reduce their inventory stocking levels associated with the year-end holidays.
“We continue to make significant progress integrating the two acquisitions made during 2007. With Copperfield, we are on track to meet our projection of $10 to $15 million of cost savings on an annualized basis, although the benefits have been somewhat eroded by rising PVC prices and increased freight costs. The consolidation of Copperfield manufacturing and distribution facilities continues to progress as planned. We anticipate completing the majority of these activities by the end of the year and expect to realize approximately $3.0 million of annual cash savings in 2009 and subsequent years.
“Our acquisition of Woods has also been successful as we achieved our goal of reducing working capital by $12 to $15 million. We are also on target to complete the consolidation of Woods’ US distribution and headquarters facilities by June 2008.
“A major project is also underway to consolidate a number of our Midwest distribution centers into a single expanded distribution facility in Pleasant Prairie, Wisconsin. This new 500,000 square foot leased
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Coleman Cable, Inc. Announces Fourth-Quarter And Full-Year 2007 Results

distribution center, which we plan to open in April of 2008, is designed to meet the growing demands of our business and should allow for greater efficiency and reduced costs in conducting our distribution operations.
“For the first quarter of 2008, we are projecting revenues to be in a range of $245 million to $255 million, EBITDA to be in a range of $18 million to $21 million, and EPS of $.15 to $.24. Looking at 2008 in total, we believe projected costs savings from an integrated Copperfield and the anticipated benefit to be derived in the back half of 2008 from the addition of Woods’ consumer products business, will help us in dealing with the negative impact of current economic conditions and rising material and freight costs.”
GAAP Fourth Quarter Results
Coleman reported revenues for the 2007 fourth quarter of $254.3 million compared to revenues of $103.2 million in the same period of last year, which represents an increase of 146 percent, primarily due to the addition of Copperfield and Woods. Volume (total pounds shipped) increased 148 percent in the fourth quarter of 2007 compared to the prior-year period, also primarily due to the acquisition of Copperfield and Woods. The Company’s consolidated results of operations for 2007 include the results of Copperfield and Woods beginning with their respective acquisition dates: April 2, 2007 for Copperfield and November 30, 2007 for Woods.
Gross profit margin for the fourth quarter of 2007 was 12.0 percent compared to 15.8 percent for the same period of 2007 due primarily to the Copperfield acquisition. Copperfield prices its products to earn a fixed-dollar margin per pound of goods sold, which causes Copperfield’s gross profit margins to compress in higher copper price environments. Gross profit margin was also negatively impacted by pricing pressures caused by contracting market conditions in a number of Coleman’s segments, inflationary pressures related to certain raw material costs, including PVC and fuel costs, and increased factory variances due primarily to labor inefficiencies.
Selling, engineering, general and administrative expense for the 2007 fourth quarter was $13.0 million compared to $8.7 million for the 2006 fourth quarter, with the increase resulting from acquisitions, as well as increased corporate expenses, including most notably professional fees, payroll, and related costs.
Intangible amortization expense for the 2007 fourth quarter was $2.6 million due primarily to the Copperfield acquisition.
Restructuring charges for the fourth quarter of 2007 were $0.3 million as the result of integration activities related to Copperfield. Restructuring charges for the fourth quarter of 2006 were $0.2 million as the result of the closure of the Company’s Miami Lakes, Fla., facility.
Interest expense, net, for the fourth quarter of 2007 was $8.1 million compared to $3.4 million for the same period of 2006, due primarily to additional expense related to increased borrowings.
Income tax expense was $2.6 million in the 2007 fourth quarter compared to $1.8 million for 2006 fourth quarter. The current year expense reflects the Company’s status as a C-corporation for federal and state income tax purposes for the entire fourth quarter of 2007, and the expense in 2006 reflects the impact of the converting to a C corporation for federal and state purposes in October 2006.
Net income for the fourth quarter of 2007 was $4.0 million, compared to $1.7 million in the fourth quarter of 2006. Earnings per share for the fourth quarter were $0.24 in the 2007 period compared to $0.12 in the 2006 period. A number of items that were new in 2007 have impacted these results and are discussed in more detail below in the sections titled “Non-GAAP Fourth-Quarter and Full-Year 2007 Results.”

Coleman Cable, Inc. Announces Fourth-Quarter And Full-Year 2007 Results

The Company continues to work to strengthen its balance sheet. Net working capital was approximately 21 percent of annualized net sales for the quarter, more than 3.4 percentage points less than last year’s level mainly due to the acquisition of Copperfield. Capital expenditures were $1.1 million in the quarter, less than half of the fourth quarter’s depreciation expense.
GAAP Full-Year Results
Net sales for the full year of 2007 were $864.1 million compared to $423.4 million for the same period of 2006, an increase of $440.7 million, or 104 percent. The increase includes the impact of adding the Copperfield business on April 2, 2007, which accounted for $396.6 million of consolidated net sales in 2007, and an increase of 93.7 percent in consolidated net sales for 2007 as compared to 2006.
Excluding Copperfield, net sales increased $44.1 million in 2007, or 10.4 percent, compared to 2006, with the increase primarily reflecting volume growth within the Company’s consumer outlets segment, including the impact of the Woods business, and the impact of price increases associated with raw material cost increases. Total volume increased 92.6 percent in 2007, with current year acquisitions accounting for 94.0 percent of the increase in total volume compared to 2006 levels. Excluding the impact of acquisitions, the Company’s total volume declined 1.4 percent, primarily reflecting decreased demand from existing customers in both its Specialty Distributors and OEMs segments and its Electrical/Wire and Cable Distributors segments.
Gross profit margin for 2007 was 12.1 percent compared to 19.3 percent for 2006 due primarily to the Copperfield acquisition as described earlier. Additionally, the gross profit margin decrease reflects the impact of pricing pressures throughout 2007 due to contracting market conditions in a number of Coleman’s segments, inflationary pressures related to certain raw material costs, including PVC and fuel costs, and an increase in factory variances in 2007 due primarily to labor inefficiencies.
Selling, engineering, general and administrative expense for 2007 was $44.3 million compared to $31.8 million for 2006 due primarily to the reasons listed above, as well as increased stock compensation expense.
Intangible amortization expense for 2007 was $7.6 million due primarily to the Copperfield acquisition.
Restructuring charges of $0.9 million were recorded in 2007 compared to $1.4 million in 2006. These expenses were incurred in connection with the integration of Copperfield in 2007 (2007- $0.3 million), and the closure of our Miami Lakes and Siler City facilities in 2006 (2007- $0.6 million, 2006- $1.4 million). All actions associated with the closure of the Miami Lakes and Siler City facilities have been substantially completed as of December 31, 2007.
Interest expense, net, for 2007 was $27.5 million compared to $15.9 million for 2006 due primarily from the reasons listed above.
Income tax expense was $9.4 million for 2007, compared to $2.8 million for 2006 due to the Company’s change from an S corporation to a C corporation in October 2006.
Net income for the full year 2007 was $14.9 million, compared to $29.4 million for the full year 2006. Earnings per diluted share for the full year 2007 were $0.88 compared to $2.15 in the 2006. A number of items that were new in 2007 have impacted these results and are discussed in more detail below.
Non-GAAP Fourth-Quarter and Full-Year 2007 Results The acquisition of Copperfield, the equity offering in 2006, and the conversion of Coleman from an S-Corporation to a C-Corporation in 2006 have made comparing quarterly and period results year over year

Coleman Cable, Inc. Announces Fourth-Quarter And Full-Year 2007 Results

complex. In an effort to better assist investors in understanding its financial results, the Company has provided in this release Adjusted Net Income, Adjusted Earnings Per Share (EPS), and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which are all measures not defined under accounting principles generally accepted in the United States (GAAP). Management believes these numbers are useful to investors in understanding the results of operations because they illustrate the impact that interest, taxes, depreciation, amortization, and other non-recurring and/or non-cash charges had on results.
Webcast
Coleman Cable has scheduled its conference call for Friday, March 28, 2008, at 10:00 a.m. Central time. Hosting the call will be Gary Yetman, president and CEO, and Richard Burger, executive vice president and CFO. A live broadcast of Coleman Cable’s conference call, along with accompanying visuals, will be available on-line through the Company’s website at http://investors.colemancable.com/events.cfm. The webcast will be archived for 90 days.
About Coleman Cable, Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States.
Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (available at www.sec.gov), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from Coleman Cable’s expectations include:
•	fluctuations in the supply or price of copper and other raw materials;

•	increased competition from other wire and cable manufacturers, including foreign manufacturers;

•	pricing pressures causing margins to decrease;

•	general economic conditions and changes in the demand for Coleman Cable’s products by key customers;

•	the consummation of acquisitions, including Woods;

•	failure to identify, finance or integrate acquisitions;

•	failure to accomplish integration activities on a timely basis;

•	failure to achieve expected efficiencies in Coleman Cable’s manufacturing and integration consolidations;

•	changes in the cost of labor or raw materials, including PVC and fuel costs;

•	inaccuracies in purchase agreements relating to acquisitions;

Coleman Cable, Inc. Announces Fourth-Quarter And Full-Year 2007 Results

•	failure of customers to make expected purchases, including customers of acquired companies;

•	unforeseen developments or expenses with respect to Coleman Cable’s acquisition, integration and consolidation efforts; and

•	other risks and uncertainties, including those described under “Item 1A. Risk Factors” in Coleman Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
CCIX-G
Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com
Financial Tables Follow

Coleman Cable, Inc. Announces Fourth-Quarter And Full-Year 2007 Results

Coleman Cable, Inc.	Comparative Analysis

$ in thousands (except EPS) [1]	2006	2007
	as Reported

Net sales	$423,358	$864,144

Income before income taxes	32,130	24,265
Income tax expense	2,771	9,375

Net income	$29,359	$14,890

Earning per share data

Net income per share

Basic	$2.15	$0.89

Diluted	$2.15	$0.88

Weighted average common shares outstanding

Basic	13,637	16,786

Diluted	13,637	16,826

	Pro forma[2]

Income before income taxes	32,130	24,265
Income tax expense	12,400	9,375

Net income	$19,730	$14,890

Earning per share data

Net income per share

Basic	$1.45	$0.89

Diluted	$1.45	$0.88

Weighted average common shares outstanding

Basic	13,637	16,786

Diluted	13,637	16,826

	Adjusted for comparative
	purposes

Income before income taxes	$32,130		$24,265

Stock based compensation	1,412		3,739	[4]

Intangible asset amortization	—		7,636	[5]
Incremental depreciation expense	—		2,700	[5]

Adjusted income before income taxes	33,542		38,340
Pro forma income tax expense	12,945	[2]	14,813

Net income	$20,597		$23,527

Earning per share data

Net income per share

Basic	$1.23		$1.40

Diluted	$1.22		$1.40

Weighted average common shares outstanding

Basic	16,786	[3]	16,786

Diluted	16,826	[3]	16,826

[1]	for presentation purposes rounding differences may occur

[2]	Pro forma income tax expense computed for comparative purposes, as Coleman was an S-Corp and converted to a C-Corp on October 10, 2006

[3]	Used 2007 basic and diluted shares used for comparative purposes, as the equity offering occurred in October 2006

[4]	Non-cash stock based compensation expense incurred post the equity offering in October 2006 and the adoption of a non-qualified stock option plan

[5]	Non-cash expenses directly associated with the allocation purchase price of Copperfield, approximated 41% of which are tax deductible.